PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 25, 1996)

                                 $1,600,000,000

                           GENERAL MOTORS CORPORATION

                    $500,000,000 6 1/4% NOTES DUE MAY 1, 2005
                    $500,000,000 6 3/8% NOTES DUE MAY 1, 2008
                 $600,000,000 6 3/4% DEBENTURES DUE MAY 1, 2028

         The 6 1/4% Notes due May 1, 2005 (the "Notes due 2005")will mature on May 1, 2005. The 6 3/8% Notes due May 1, 2008 (the "Notes due 2008") will mature on May 1, 2008. The 6 3/4% Debentures due May 1, 2028 (the "Debentures due 2028") will mature on May 1, 2028. The Notes due 2005, the Notes due 2008 and the Debentures due 2028 (collectively, the "Offered Securities") will not be redeemable prior to maturity unless certain events occur involving U.S. taxation. See "Description of Offered Securities--Redemption for Tax Reasons." Interest on the Offered Securities is payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 1998. The Offered Securities are offered for sale in the United States, Europe and Asia.

         The Offered Securities will be represented by one or more global securities (the "Global Offered Securities") registered in the name of the Depository's nominee. Beneficial interests in the Global Offered Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and, with respect to the beneficial owners' interests, by the Depository's participants, including the U.S. depositaries for Cedel Bank and Euroclear. Except as described in the Prospectus, Offered Securities in definitive form will not be issued. See "Book-Entry, Delivery and Form."

         Application has been made to the Luxembourg Stock Exchange for permission to deal in, and for listing of, the Offered Securities on such Exchange.



                                   ----------



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

------------------------------------------------------------------------------
                                              Underwriting
                             Price to         Discounts and      Proceeds to
                             Public(1)        Commissions   Corporation (1)(2)
------------------------------------------------------------------------------
Per Note due 2005            99.714%          0.4%               99.314%
------------------------------------------------------------------------------
Total                      $498,570,000     $2,000,000         $496,570,000
------------------------------------------------------------------------------

------------------------------------------------------------------------------



                                              Underwriting
                             Price to         Discounts and      Proceeds to
                             Public(1)        Commissions   Corporation (1)(2)
------------------------------------------------------------------------------
Per Note due 2008            99.518%          0.45%              99.068%
------------------------------------------------------------------------------
Total                      $497,590,000    $2,250,000         $495,340,000
------------------------------------------------------------------------------

------------------------------------------------------------------------------



                                              Underwriting
                             Price to         Discounts and      Proceeds to
                             Public(1)        Commissions   Corporation (1)(2)
------------------------------------------------------------------------------
Per Debenture due 2028        98.909%          0.875%             98.034%
------------------------------------------------------------------------------
Total                      $593,454,000     $5,250,000        $588,204,000
------------------------------------------------------------------------------

------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from April 29, 1998.
(2) Before  deduction  of  expenses  payable  by the  Corporation  estimated  at
$300,000.
                                   ----------

     The Offered Securities are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters, and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Global Offered Securities in book-entry form will be made on or about April 29, 1998, through the facilities of the Depository, Cedel Bank and Euroclear, against payment therefor in same-day funds.

                                   ----------

BEAR, STEARNS INTERNATIONAL LIMITED                  MERRILL LYNCH & CO.

                              Salomon Smith Barney


                          6 1/4% Notes due May 1, 2005

     Chase Securities Inc. Muriel Siebert & Co., Inc. Paribas



                          6 3/8% Notes due May 1, 2008

  ABN AMRO Morgan Stanley Dean Witter The Williams Capital Group, L.P.



                        6 3/4% Debentures due May 1, 2028

       Blaylock & Partners, L.P. J.P. Morgan & Co. SBC Warburg Dillon Read



                                 ---------------

            The date of this Prospectus Supplement is April 22, 1998

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR BY ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE OFFERED SECURITIES. THE PROSPECTUS SUPPLEMENT IS PART OF AND MUST BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROSPECTUS DATED OCTOBER 25, 1996. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION OR ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND THE OFFERING OF THE OFFERED SECURITIES IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS COME SHOULD INFORM THEMSELVES ABOUT AND OBSERVE ANY SUCH RESTRICTIONS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION WITH, AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. SEE "UNDERWRITING."

         THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE PARTICULARS GIVEN IN COMPLIANCE WITH THE RULES GOVERNING THE LISTING OF SECURITIES ON THE LUXEMBOURG STOCK EXCHANGE FOR THE PURPOSE OF GIVING INFORMATION WITH REGARD TO THE CORPORATION. THE CORPORATION ACCEPTS FULL RESPONSIBILITY FOR THE ACCURACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND CONFIRMS, HAVING MADE ALL REASONABLE ENQUIRIES, THAT TO THE BEST OF ITS KNOWLEDGE AND BELIEF THERE ARE NO OTHER FACTS THE OMISSION OF WHICH WOULD MAKE ANY STATEMENT HEREIN MISLEADING IN ANY MATERIAL RESPECT.

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING (AND IN THE UNITED KINGDOM, MERRILL LYNCH INTERNATIONAL) MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICES OF THE OFFERED SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR, AND PURCHASE THE OFFERED SECURITIES IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

         In this Prospectus Supplement and accompanying Prospectus, unless otherwise specified or the context otherwise requires, references to "dollars", "$" and "U.S.$" are to United States dollars.

         This Prospectus Supplement and accompanying Prospectus, together with the documents incorporated by reference herein and the Corporation's financial statements for the years ended December 31, 1997 and December 31, 1996, will be available free of charge at the office of Banque Generale du Luxembourg S.A., 50 Avenue J. F. Kennedy, L-2951, Luxembourg.



                                TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT                        PAGE
                                                                          ----

Description of General Motors Corporation.....................................
Ratio of Earnings to Fixed Charges............................................
Consolidated Capitalization of the Corporation................................
Selected Consolidated Historical Financial Data...............................
Recent Developments...........................................................
Directors of the Corporation..................................................
Description of Offered........................................................
Securities....................................................................
United States Federal Taxation................................................
Underwriting..................................................................
Legal Opinions................................................................
General Information...........................................................


                                   PROSPECTUS
Available Information.........................................................
Incorporation of Certain Documents by Reference...............................
General Motors Corporation....................................................
Use of Proceeds...............................................................
Ratio of Earnings to Fixed Charges............................................
Description of Debt Securities................................................
Description of Debt Warrants..................................................
Plan of Distribution..........................................................
Experts.......................................................................
Legal Opinions................................................................



                    DESCRIPTION OF GENERAL MOTORS CORPORATION

         General Motors Corporation, incorporated in 1916 under the laws of the State of Delaware, is hereinafter sometimes referred to as the "Corporation" and, together with its subsidiaries, is hereinafter sometimes referred to as "General Motors" or "GM."

         While the major portion of GM's operations is derived from the automotive industry, GM also has financing and insurance operations and produces products and provides services in other industries. GM participates in the automotive industry through the activities of its automotive business operating segments; GM-North American Operations (GM-NAO); Delphi Automotive Systems (Delphi); and GM International Operations (GMIO). GM-NAO designs, manufactures and markets vehicles primarily in North America under the following nameplates:
Chevrolet, Pontiac, GMC, Oldsmobile, Buick, Cadillac and Saturn. Delphi is a diverse supplier of automotive systems and components. Delphi offers products and services in the areas of chassis, interior, lighting, electronics, power and signal distribution, energy and engine management, steering and thermal systems. GMIO meets the demands of customers outside North America with vehicles designed, manufactured and marketed under the following nameplates: Opel, Vauxhall, Holden, Isuzu, Saab, Chevrolet, GMC and Cadillac. GM's financing and insurance operations primarily relate to General Motors Acceptance Corporation
(GMAC). GMAC provides a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, and vehicle and homeowners insurance. GM's other operations relate to its Hughes Electronics Corporation subsidiary and the design, manufacturing and marketing of locomotives and heavy-duty transmissions.

         The Corporation has its principal executive offices at 3044 West Grand Boulevard, Detroit, Michigan 48202, United States, and 100 Renaissance Center, Detroit, Michigan 48226, United States.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                  YEARS ENDED
                                  DECEMBER 31,
                                  ------------
                                  1997    1996
                                  ----    ----
                                  2.21    2.10

         The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

         See "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus for additional information.

                 CONSOLIDATED CAPITALIZATION OF THE CORPORATION

         The following table sets forth the capitalization of General Motors and its consolidated subsidiaries at March 31, 1998, and as adjusted to reflect the issuance of the Offered Securities.


                                                          (Unaudited)
                                                         MARCH 31, 1998
                                                     ACTUAL        ADJUSTED
                                                     ------        --------
                                                      (Dollars in Millions)
Notes and loans payable                              $98,262       $99,862

Minority interests                                       740           740
General Motors - obligated mandatorily
   redeemable preferred securities of
   subsidiary trust holding solely junior
   subordinated debentures of
   General Motors
         Series D                                         79            79
      Series G                                           143           143

STOCKHOLDERS' EQUITY
         Preference stocks                                 1             1
         Common stocks
           $1-2/3 par value                            1,116         1,116
           Class H                                        10            10
         Capital surplus (principally
          paid-in capital)                            13,786        13,786
         Retained earnings                             6,664         6,664
                                                     -------       -------
             Subtotal                                 21,577        21,577
Minimum pension liability adjustment                  (4,062)       (4,062)
Accumulated foreign currency translation
      adjustments                                     (1,264)       (1,264)
Net unrealized gains on securities                       539           539
      Total stockholders' equity                      16,790        16,790
                                                     -------       -------
      Total capitalization                          $116,014      $117,614
                                                     =======       =======


   THERE HAS BEEN NO MATERIAL CHANGE IN THE CONSOLIDATED CAPITALIZATION OF THE
                        CORPORATION SINCE MARCH 31, 1998.

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The table below sets forth historical financial information about (1) General Motors Corporation on a consolidated basis and (2) General Motors Corporation with its financing and insurance operations on an equity basis.



                                                                 (Unaudited)
                                                              As of and for the                  As of and for the
                                                           Three Months Ended                      Years Ended
                                                                 MARCH 31,                         DECEMBER 31,
                                                         -------------------------          --------------------------
                                                           1998              1997             1997              1996
                                                         -------           -------          --------          --------
                                                              (Dollars in Millions Except Per Share Amounts)
OPERATING RESULTS:
   Total net sales and revenues                          $41,571           $42,241          $178,174          $164,013
                                                          ------            ------          --------           -------
   Total costs and expenses                              $39,149           $39,475          $170,460          $157,393
                                                          ------            ------          --------           -------
   Income from continuing operations                      $1,604            $1,796            $6,698            $4,953
                                                           -----             -----            ------             -----
   Net income                                             $1,604            $1,796            $6,698            $4,963
                                                           -----             -----            ------             -----

BASIC EARNINGS PER SHARE ATTRIBUTABLE TO
COMMON STOCKS:
   Basic earnings attributable to $1-2/3 par value         $2.31             $2.30             $8.70             $6.06
                                                            ----              ----              ----              ----
   Basic earnings attributable to Class E                    $ -               $ -               $ -             $0.04
                                                              --                --                --              ----
   Basic earnings attributable to Class H (1)                $ -             $0.59             $3.17             $2.88
                                                              --              ----              ----              ----
   Basic earnings attributable to Class H (2)              $0.13               $ -             $0.02               $ -
                                                            ----                --              ----                --

DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO
COMMON STOCKS:
   Diluted earnings attributable to $1-2/3 par value       $2.27             $2.28             $8.62             $6.02
                                                            ----              ----              ----              ----
   Diluted earnings attributable to Class E                  $ -               $ -               $ -             $0.04
                                                              --                --                --              ----
   Diluted earnings attributable to Class H (1)              $ -             $0.59             $3.17             $2.88
                                                              --              ----              ----              ----
   Diluted earnings attributable to Class H (2)            $0.13               $ -             $0.02               $ -
                                                            ----                --              ----                --

BALANCE SHEET DATA:
   Total cash and marketable securities                  $21,714           $20,448           $22,984           $22,262
                                                          ------            ------            ------            ------
   Total assets                                         $236,033          $226,059          $228,888          $222,142
                                                         -------           -------           -------           -------
   Notes and loans payable                               $98,262           $88,111           $93,027           $85,300
                                                          ------            ------            ------            ------
   Total stockholders' equity                            $16,790           $22,805           $17,506           $23,418
                                                          ------            ------            ------            ------

CASH DIVIDENDS PER SHARE OF COMMON STOCKS:
   $1-2/3 par value                                        $0.50             $0.50             $2.00             $1.60
                                                           -----              ----              ----              ----
   Class E                                                   $ -               $ -               $ -             $0.30
                                                              --                --                --              ----
   Class H (1)                                               $ -             $0.25             $1.00             $0.96
                                                              --              ----              ----              ----
   Class H (2)                                               $ -               $ -               $ -               $ -
                                                              --                --                --                --

GM OPERATIONS WITH FINANCING AND INSURANCE
OPERATIONS ON AN EQUITY BASIS (UNAUDITED):

OPERATING RESULTS:
   Total net sales and revenues                          $36,427           $37,457          $153,781          $145,427
                                                          ------            ------           -------           -------
   Total costs and expenses                              $34,866           $35,867          $155,099          $142,211
                                                          ------            ------           -------           -------
   Income from continuing operations                      $1,604            $1,796            $6,698            $4,953
                                                           -----             -----             -----             -----
   Net income                                             $1,604            $1,796            $6,698            $4,963
                                                           -----             -----             -----             -----



BALANCE SHEET DATA:
   Total cash and marketable securities                  $13,572           $14,628           $14,511           $16,962
                                                          ------            ------            ------            ------
   Total assets                                         $134,050          $136,012          $132,683          $135,262
                                                         -------           -------           -------           -------
   Long-term debt and capitalized leases                  $5,971            $5,507            $5,676            $5,390
                                                           -----             -----             -----             -----
   Total stockholders' equity                            $16,790           $22,805           $17,506           $23,418
                                                          ------            ------            ------            ------



(1) Represents information through December 17, 1997, the date on which GM recapitalized the Class H common stock ("GM's Recapitalization Date").
(2)  Represents  information  for a period  subsequent to GM's  Recapitalization
Date.


                               RECENT DEVELOPMENTS

     The Corporation reported 1998 first quarter consolidated net income of $1.604 billion, down 10.69% from the $1.796 billion earned in the comparable 1997 quarter.

                          DIRECTORS OF THE CORPORATION

     Percy N. Barnevik, Chairman, ABB Asea Brown Boveri Ltd.; John H. Bryan, Chairman and Chief Executive Officer, Sara Lee Corporation; Thomas E. Everhart, President Emeritus and Professor of Electrical Engineering and Applied Physics, California Institute of Technology; Charles T. Fisher III, Retired Chairman and President of NBD Bancorp, Inc. and its subsidiary NBD Bank, N.A.; George M.C. Fisher, Chairman and Chief Executive Officer, Eastman Kodak Company; Karen Katen, President of the Pfizer U.S. Pharmaceuticals Group, the principal operating division of Pfizer, Inc.; J. Willard Marriott, Jr., Chairman and Chief Executive Officer, Marriott International, Inc.; Ann D. McLaughlin, Chairman, The Aspen Institute; Harry J. Pearce, Vice Chairman; Eckhard Pfeiffer, President and Chief Executive Office, Compaq Computer Corporation; John G. Smale, Chairman of the Executive Committee of General Motors Corporation; John F. Smith, Jr., Chairman and Chief Executive Officer and President; Louis W. Sullivan, President, Morehouse School of Medicine; Dennis Weatherstone, Retired Chairman of J.P. Morgan & Co., Incorporated and its subsidiary Morgan Guaranty Trust Company of New York; and Thomas H. Wyman, Former Chairman, President and Chief Executive Officer, CBS Inc.

     The business address of each Director is 100 Renaissance Center, Detroit, Michigan 48226, United States.


                        DESCRIPTION OF OFFERED SECURITIES
GENERAL

     The following description of the particular terms of the Offered Securities offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus. The Offered Securities are part of the Debt Securities registered by the Corporation in October 1996 to be issued on terms to be determined at the time of sale.

     Each of the Notes due 2005 and the Notes due 2008 offered hereby will be issued in an aggregate principal amount of $500,000,000 and the Debentures due 2028 offered hereby will be issued in an aggregate principal amount of $600,000,000, all pursuant to an Indenture dated as of December 7, 1995, as amended, which is more fully described in the accompanying Prospectus, and the Offered Securities have been authorized and approved by resolution of the Borrowings Committee of the Board of Directors of the Corporation dated April 22, 1998.

     The Indenture and the Offered Securities provide that they are governed by, and construed in accordance with, the laws of the State of New York, United States.

     The Offered Securities are not redeemable by the Corporation prior to maturity unless certain events occur involving U.S. taxation. See "--Redemption for Tax Reasons." The Offered Securities will bear interest, calculated on the basis of a 360-day year consisting of twelve 30-day months, from April 29, 1998, payable semiannually on each May 1 and November 1, beginning November 1, 1998, to the persons in whose names the Offered Securities are registered at the close of business on the fifteenth day of the calendar month next preceding such May and November, at the respective annual interest rates shown on the cover page hereof. The Offered Securities will not be subject to any sinking fund provisions.

BOOK-ENTRY, DELIVERY AND FORM

     The Offered Securities will be issued in the form of one or more fully registered Global Offered Securities (the "Global Offered Securities") which will be deposited with, or on behalf of, The Depository Trust Corporation, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Beneficial interests in the Global Offered Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the
Depository. Investors may elect to hold interests in the Global Offered Securities through either the Depository or Cedel Bank, societe anonyme ("Cedel Bank") or Morgan Guaranty Trust Corporation of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedel Bank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedel Bank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. Citibank, N.A. will act as depositary for Cedel Bank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as set forth below, the Global Offered Securities may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     Cedel Bank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedel Bank holds securities for its participating organizations ("Cedel Bank Participants") and facilitates the clearance and settlement of securities transactions between Cedel Bank Participants through electronic book-entry changes in accounts of Cedel Bank Participants, thereby eliminating the need for physical movement of certificates. Cedel Bank provides to Cedel Bank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depositary, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Bank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Bank Participant, either directly or indirectly.

       Distributions with respect to the Offered Securities held beneficially through Cedel Bank will be credited to cash accounts of Cedel Bank Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedel Bank.

         Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Corporation of New York (the "Euroclear Operator"), under contract with
Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

         The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

         Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

         Distributions with respect to Offered Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

         In the event definitive Offered Securities are issued, the Corporation will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg

Paying and Transfer Agent"). In the event definitive Offered Securities are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of the Luxembourg Paying and Transfer Agent.

         INDIVIDUAL CERTIFICATES IN RESPECT OF OFFERED SECURITIES WILL NOT BE ISSUED IN EXCHANGE FOR THE GLOBAL OFFERED SECURITIES, EXCEPT IN VERY LIMITED CIRCUMSTANCES. IF EUROCLEAR, CEDEL BANK OR DTC NOTIFIES THE CORPORATION THAT IT IS UNWILLING OR UNABLE TO CONTINUE AS A CLEARING SYSTEM IN CONNECTION WITH A GLOBAL OFFERED SECURITY OR, IN THE CASE OF DTC ONLY, DTC CEASES TO BE A CLEARING AGENCY REGISTERED UNDER THE EXCHANGE ACT, AND IN EACH CASE A SUCCESSOR CLEARING SYSTEM IS NOT APPOINTED BY THE CORPORATION WITHIN 90 DAYS AFTER RECEIVING SUCH NOTICE FROM EUROCLEAR, CEDEL BANK OR DTC OR ON BECOMING AWARE THAT DTC IS NO
LONGER SO REGISTERED, THE CORPORATION WILL ISSUE OR CAUSE TO BE ISSUED INDIVIDUAL CERTIFICATES IN REGISTERED FORM ON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, BOOK-ENTRY INTERESTS IN THE OFFERED SECURITIES REPRESENTED BY SUCH GLOBAL OFFERED SECURITY UPON DELIVERY OF SUCH GLOBAL OFFERED SECURITY FOR CANCELLATION.

         TITLE TO BOOK-ENTRY INTERESTS IN THE OFFERED SECURITIES WILL PASS BY BOOK-ENTRY REGISTRATION OF THE TRANSFER WITHIN THE RECORDS OF EUROCLEAR, CEDEL BANK OR DTC, AS THE CASE MAY BE, IN ACCORDANCE WITH THEIR RESPECTIVE PROCEDURES. BOOK-ENTRY INTERESTS IN THE OFFERED SECURITIES MAY BE TRANSFERRED WITHIN
EUROCLEAR AND WITHIN CEDEL BANK AND BETWEEN EUROCLEAR AND CEDEL BANK IN ACCORDANCE WITH PROCEDURES ESTABLISHED FOR THESE PURPOSES BY EUROCLEAR AND CEDEL BANK. BOOK-ENTRY INTERESTS IN THE OFFERED SECURITIES MAY BE TRANSFERRED WITHIN DTC IN ACCORDANCE WITH PROCEDURES ESTABLISHED FOR THIS PURPOSE BY DTC. TRANSFERS OF BOOK-ENTRY INTERESTS IN THE OFFERED SECURITIES BETWEEN EUROCLEAR AND CEDEL BANK AND DTC MAY BE EFFECTED IN ACCORDANCE WITH PROCEDURES ESTABLISHED FOR THIS PURPOSE BY EUROCLEAR, CEDEL BANK AND DTC.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

         Initial settlement for the Offered Securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Cedel Bank Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedel Bank and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

         Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Cedel Bank or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S.

Depositary to take action to effect final settlement on its behalf by delivering or receiving Offered Securities in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Cedel Bank Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

         Because  of  time-zone  differences,   credits  of  Offered  Securities
received in Cedel Bank or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such Offered Securities settled during such processing will be reported to the relevant Euroclear or Cedel Bank Participants on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of Offered Securities by or through a Cedel Bank Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in the Depository.

         Although the Depository, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Offered Securities among participants of the Depository, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

FURTHER ISSUES

         The Corporation may from time to time, without notice to or the consent of the registered holders of the Offered Securities, create and issue further Offered Securities ranking PARI PASSU with the Offered Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Offered Securities or except for the first payment of interest following the issue date of such further Offered Securities) and so that such further Offered Securities may be consolidated and form a single series with the Offered Securities and have the same term as to status, redemption or otherwise as the Offered Securities.

PAYMENT OF ADDITIONAL AMOUNTS

         The Corporation will pay to the holder of any Offered Security who is a non-United States person (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on such Offered Security, after deduction or withholding by the Corporation or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Offered Security to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge; provided, however, that the foregoing obligation to pay such additional amounts shall not apply to:

         (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or (ii) such holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

         (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Offered Security for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

         (c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

         (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any Offered Security;

         (e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a Offered Security who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

         (f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with (i) certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Offered Security, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding) or (ii) any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

         (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any Offered Security, if such payment can be made without such withholding by at least one other paying agent; or

         (h) any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Offered Security to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the Offered Security would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Offered Security.

         The Offered Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of
Additional   Amounts"   and   under  the   heading   "Description   of   Offered
Securities--Redemption for Tax Reasons", the Corporation shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

         As used under this heading "Payment of Additional Amounts" and under the headings "Description of Offered Securities--Redemption for Tax Reasons" and "United States Federal Taxation - Tax Consequences to United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source and "non-United States person" has the meaning set forth in "United States Federal Taxation - Tax Consequences to Non-United States Persons" below.

REDEMPTION FOR TAX REASONS

         If, as a result of any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, or any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this Prospectus Supplement or which proposal is made after such date, or as a result of any action taken by any taxing authority of the United States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to the Corporation, there is, in such case, in the written opinion of independent legal counsel of recognized standing to the Corporation, a material increase in the probability that the Corporation has or may become obligated to pay Additional Amounts (as described above under "Payment of Additional Amounts"), and the Corporation in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to the Corporation, not including assignment of the Offered Securities, the Offered Securities may be redeemed, as a whole but not in part, at the option of the Corporation at any time thereafter, upon notice to the Trustee and the holders of the Offered Securities in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount of the Offered Securities to be redeemed together with accrued interest thereon to the date fixed for redemption.

NOTICES

         Notices to holders of the Offered Securities will be published in authorized daily newspapers in The City of New York, in London, and, so long as the Offered Securities are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

                         UNITED STATES FEDERAL TAXATION

         The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the Offered Securities. This summary provides general information only and is directed solely to original holders purchasing Offered Securities at the "issue price", that is, the first price to the public at which a substantial amount of the Offered Securities in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Offered Securities held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Offered Securities in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of Offered Securities should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES PERSONS

For purposes of the following discussion, "United States person" means a beneficial owner of an Offered Security that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

PAYMENTS OF INTEREST

         Interest on an Offered Security will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE OFFERED SECURITIES

         Upon the sale, exchange or retirement of an Offered Security, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Offered Security. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Offered Security. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in an Offered Security generally will equal the cost of the Offered Security to the United States person.

         In general, gain or loss realized on the sale, exchange or redemption of an Offered Security will be capital gain. Such gain will be long-term or mid-term capital gain or loss if at the time of sale, exchange or retirement, the Offered Security has been held for more than eighteen months or more than twelve months, but less than eighteen months, respectively. Under current law, the excess of net long-term and mid-term net capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on an Offered Security, and to payments of proceeds of the sale or redemption of an Offered Security, to certain non-corporate United States persons. The Corporation, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number (social security number or employer identification number)to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person a refund, provided that the required information is furnished to the United States Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES PERSONS

         As used herein, the term "non-United States person" means an owner of an Offered Security that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

INCOME AND WITHHOLDING TAX

Subject to the discussion of backup withholding below:

         (a) payments of principal and interest on an Offered Security that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (1) (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to the Corporation through stock ownership, and (iii) either (A) the beneficial owner of the Offered Security certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Offered Security certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Offered Security or such owner's agent provides an IRS Form 1001 claiming the exemption; or (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Offered Security or such owner's agent provides an IRS Form 4224 (or, after December 31, 1999 and, in certain circumstances, after December 31, 1998, a Form W-8); provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

         (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of an Offered Security unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

         (c) an Offered Security owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power or all classes of stock of the Corporation entitled to vote and, at the time of such individual's death the income on the Offered Security would not have been effectively connected with a United States trade or business of the individual.

         With respect to the certification requirement referred to in subparagraph (a), for Offered Securities held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to an Offered Security after December 31, 1999 and, in certain circumstances, after December 31, 1998, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

         If a Non-United States person holding an Offered Security is engaged in a trade or business in the United States, and if interest on the Offered Security (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. Under recently finalized United States Treasury Regulations, such a holder may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, an Offered Security will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

         EACH HOLDER OF AN OFFERED SECURITY SHOULD BE AWARE THAT IF IT DOES NOT PROPERLY PROVIDE THE REQUIRED IRS FORM, OR IF THE IRS FORM (OR, IF PERMISSIBLE, A COPY OF SUCH FORM) IS NOT PROPERLY TRANSMITTED TO AND RECEIVED BY THE UNITED STATES PERSON OTHERWISE REQUIRED TO WITHHOLD UNITED STATES FEDERAL INCOME TAX, INTEREST ON THE OFFERED SECURITY MAY BE SUBJECT TO UNITED STATES WITHHOLDING TAX AT A 30% RATE AND THE HOLDER (INCLUDING THE BENEFICIAL OWNER) WILL NOT BE ENTITLED TO ANY ADDITIONAL AMOUNTS FROM THE CORPORATION DESCRIBED UNDER THE HEADING "DESCRIPTION OF OFFERED SECURITIES -- PAYMENT OF ADDITIONAL AMOUNTS" WITH RESPECT TO SUCH TAX. SUCH TAX, HOWEVER, MAY IN CERTAIN CIRCUMSTANCES BE ALLOWED AS A REFUND OR AS A CREDIT AGAINST SUCH HOLDER'S UNITED STATES FEDERAL INCOME TAX. THE FOREGOING DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAX

WITHHOLDING THAT MAY BE RELEVANT TO FOREIGN HOLDERS OF THE OFFERED SECURITIES. INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR SPECIFIC ADVICE CONCERNING THE OWNERSHIP AND DISPOSITION OF OFFERED SECURITIES.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Under current Treasury Regulations, backup withholding (imposed at the rate of 31%) will not apply to payments made by the Corporation or a paying agent to a holder in respect of an Offered Security if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above, are received, provided in each case that the Corporation or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

         Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of an Offered Security made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of an Offered Security) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or in the case of payments made after December 31, 1999 and, in certain circumstances, payments made after December 31, 1998, a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

         Non-United States persons holding Offered Securities should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

         Interest on an Offered Security that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE OFFERED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

         Under the terms and subject to the conditions contained in an Underwriting Agreement dated April 22, 1998, the Underwriters named below, acting through their representatives, Bear, Stearns International Limited and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Representatives"), have severally agreed to purchase and the Corporation has agreed to sell to them, severally, the respective principal amounts of Offered Securities set forth below.

                                                         PRINCIPAL
                                                  AMOUNT OF NOTES DUE 2005
                                                  ------------------------

                   UNDERWRITERS
                   ------------
Bear, Stearns International Limited...............   $200,000,000
Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated....................    200,000,000
Salomon Brothers Inc..............................     40,000,000
Banque Paribas....................................     20,000,000
Chase Securities Inc..............................     20,000,000
Muriel Siebert & Co., Inc.........................     20,000,000


            Total.................................   $500,000,000
                                                      ===========


                                                         PRINCIPAL
                                                 AMOUNT OF NOTES DUE 2008
                                                 ------------------------

                   UNDERWRITERS
                   ------------

Bear, Stearns International Limited...............   $200,000,000
Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated....................    200,000,000
Salomon Brothers Inc  ............................     40,000,000
ABN AMRO Bank NV .................................     20,000,000
Morgan Stanley & Co. Incorporated ................     20,000,000
The Williams Capital Group, L.P...................     20,000,000

             Total................................   $500,000,000
                                                      ===========


                                                         PRINCIPAL
                                                 AMOUNT OF DEBENTURES DUE 2028
                                                 -----------------------------

                   UNDERWRITERS
                   ------------
Bear, Stearns International Limited...............   $250,000,000
Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated....................    250,000,000
Salomon Brothers Inc .............................     40,000,000
Blaylock & Partners, L.P..........................     20,000,000
J.P. Morgan Securities Inc........................     20,000,000
Swiss Bank Corporation............................     20,000,000


             Total................................   $600,000,000
                                                      ===========

         The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent.

         The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The Corporation has been advised by the Representatives that the Underwriters propose to offer the Offered Securities to the public initially at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .275% of the principal amount in the case of the Notes due 2005, .300% of the principal amount in the case of the Notes due 2008, and .500% of the principal amount in the case of the Debentures due 2028. After the initial public offering, the public offering price and concession may be changed by the Underwriters.

         The Offered Securities are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. Only offers and sales of the Offered Securities in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this Prospectus Supplement and the accompanying Prospectus must be delivered, are made pursuant to the Registration Statement of which the Prospectus, as supplemented by this Prospectus Supplement, is a part.

         Each Underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the Offered Securities or possesses or distributes this Prospectus Supplement or the accompanying Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Offered Securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither the Corporation nor any other Underwriter shall have responsibility therefor.

         Each Underwriter, severally and not jointly, represents and agrees that:

         (i) it has not offered or sold and will not offer or sell any Offered Securities to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Offered Securities except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

         (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Offered Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on; and

         (iii) it has complied and will comply with all applicable provisions of the Financial Service Act 1986 with respect to anything done by it in relation to any Offered Securities in, from or otherwise involving the United Kingdom.

         Although application will be made to list the Offered Securities on the Luxembourg Stock Exchange, the Offered Securities are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Offered Securities. The Corporation has been advised by the Underwriters that they intend to make a market in the Offered Securities, but they are not obligated to do so and may discontinue such market-making at any time without notice.

         Purchasers of the Offered Securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

         In connection with the sale of the Offered Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Securities. Specifically, the Underwriters may overallot the offering, creating a short position. In addition, the Underwriters may bid for, and purchase, the Offered Securities in the open market to cover short positions or to stabilize the price of the Offered Securities, and in connection therewith the Representatives may impose a penalty bid on certain Underwriters. This means that if the Representatives purchase Offered Securities in the open market to reduce any short position or to stabilize the price of the Offered Securities, they may reclaim the amount of the selling concession from the Underwriter or Underwriters who sold those Offered Securities as part of the offering. Any of these activities may stabilize or maintain the market price of the Offered Securities above independent market levels. The Underwriters will not be required to engage in these activities, and may end any of these activities at any time.

         Dennis Weatherstone, a director of J. P. Morgan & Co. Incorporated, of which J. P. Morgan Securities Inc. is an indirect wholly-owned subsidiary, is a director of the Corporation. In the ordinary course of their respective businesses, certain Underwriters and their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with the Corporation and certain of its affiliates.

         It is expected that delivery of the Offered Securities will be made against payment therefor on or about April 29, 1998.

         Bear, Stearns International Limited and Merrill Lynch, Pierce, Fenner & Smith Incorporated have agreed to reimburse the Corporation for certain of its expenses in connection with the offering of the Offered Securities.

                                 LEGAL OPINIONS

         The validity of the Offered Securities offered hereby will be passed on for the Corporation by Martin I. Darvick, Esq., Attorney, General Motors Legal Staff, and for the Underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value.

         The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Acceptance Corporation and the Corporation in various matters.

                               GENERAL INFORMATION

     Application has been made to list the Offered Securities on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Corporation and a legal notice relating to the issuance of the Offered Securities have been deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Prospectus Supplement, the accompanying Prospectus, the Indenture and the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, as well as all future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, so long as any of the Offered Securities are outstanding, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. Banque Generale du Luxembourg S.A. will act as a contact between the Luxembourg Stock Exchange and the Corporation or the holders of the Offered Securities for as long as the Offered Securities are listed on the Luxembourg Stock Exchange. In addition, copies of the Annual Reports and Quarterly Reports of the Corporation may be obtained free of charge at such office.

     Except as may be disclosed herein, there has been no material change in the financial or trading position of the Corporation since December 31, 1997.

     The Corporation is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have or have had during the previous 12 months a significant effect on the Corporation's consolidated financial position.

     The Notes due 2005 have been assigned Euroclear and Cedel Bank Common Code No. 8683891, International Security Identification Number (ISIN) US-370442AX38 and CUSIP No. 370442 AX 3.

     The Notes due 2008 have been assigned Euroclear and Cedel Bank Common Code No. 8683948, International Security Identification Number (ISIN) US-370442AY11 and CUSIP No. 370442 AY 1.

     The Debentures due 2028 have been assigned  Euroclear and Cedel Bank Common
Code   No.  8683972,   International   Security   Identification  Number  (ISIN)
US-370442AZ85 and CUSIP No. 370442 AZ 8.

                      REGISTERED OFFICES OF THE CORPORATION

                            3044 West Grand Boulevard
                             Detroit, Michigan 48202
                                  United States

                             100 Renaissance Center
                             Detroit, Michigan 48226
                                  United States

                             LEGAL AND TAX ADVISORS
                               TO THE CORPORATION

(AS TO UNITED STATES LAW)                          (AS TO UNITED STATES LAW)
MARTIN I. DARVICK, ESQ.                            PETER F. HILTZ, ESQ.
3031 West Grand Boulevard                          3044 West Grand Boulevard
Detroit, Michigan 48202                            Detroit, Michigan 48202
United States                                      United States

                                    AUDITORS

                              INDEPENDENT AUDITORS
                               OF THE CORPORATION
                              DELOITTE & TOUCHE LLP
                             600 Renaissance Center
                          Detroit, Michigan 48243-1274
                                  United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                            (AS TO UNITED STATES LAW)
                              DAVIS POLK & WARDWELL
                              450 Lexington Avenue
                            New York, New York 10017
                                  United States

                                  LISTING AGENT

                       BANQUE GENERALE DU LUXEMBOURG S.A.
                             50 Avenue J. F. Kennedy
                                L-2951 Luxembourg

                                     TRUSTEE

                                 CITIBANK, N.A.
                                 111 Wall Street
                            New York, New York 10043
                                  United States

                     PAYING AND TRANSFER AGENT IN LUXEMBOURG

                       BANQUE GENERALE DU LUXEMBOURG S.A.
                             50 Avenue J. F. Kennedy
                                L-2951 Luxembourg

                          GENERAL MOTORS CORPORATION

                                 DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

         General Motors Corporation (the "Corporation" or "General Motors"), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may offer from time to time its debt securities (the "Debt Securities") or its warrants to purchase any of the Debt Securities (the "Debt Warrants"), for issuance and sale, at an aggregate initial offering price not to exceed $1,300,000,000 or the equivalent thereof in other currencies, including composite currencies such as the European Currency Unit ("ECU") (the "Specified Currency"), on terms to be determined at the time of sale. The Debt Securities and the Debt Warrants are herein collectively called the "Offered Securities." The Securities may be offered either together or separately and in one or more series, in amounts, at prices and on terms to be set forth in supplements to this Prospectus. The Securities may be sold for U.S. dollars or the Specified Currency and the principal of and any premium and interest on the Securities may likewise be payable in U.S. dollars or the Specified Currency. The Specified Currency for which the Securities may be purchased and the Specified Currency in which principal of and any premium and interest on the Securities may be payable are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement").

         The Debt Securities will be issued in fully registered definitive form ("Certificated Securities") or in the form of global securities which may be held and registered only in the name of a depositary institution ("Book-Entry Securities").

         The terms of the Debt Securities, including the specific designation, aggregate principal amount, authorized denominations, purchase price, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, any redemption or repayment terms, and the Specified Currency in which the Debt Securities shall be payable (and similar information with respect to the Debt Securities purchasable upon exercise of each Debt Warrant), are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"). Where Debt Warrants are to be offered, a Prospectus Supplement shall set forth the offering price and terms of the Debt Warrants, including the purchase price, exercise price or prices, detachability, expiration date or dates, exercise period or periods, the Specified Currency in which such Debt Warrants are exercisable, the price or prices, if any, at which the Debt Warrants may be redeemed at the option of the holder or will be redeemed upon expiration, and the Warrant Agent acting under the Warrant Agreement pursuant to which the Debt Warrants are to be issued.

         The Securities may be sold directly by the Corporation, through agents of the Corporation designated from time to time, or through underwriters or dealers, or through a combination of such methods. If any agents, underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions or discounts are set forth in the accompanying Prospectus Supplement. Any Agents, underwriters or dealers participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended. See "Plan of Distribution" for possible indemnification arrangements for the agents, underwriters and dealers. The Corporation reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is October 25, 1996

No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, Prospectus Supplement, and Pricing Supplement, if any, and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation or by any agent, underwriter or dealer. Neither the delivery of this Prospectus, Prospectus Supplement and Pricing Supplement, if any, nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct at any time subsequent to the date thereof. This Prospectus, Prospectus Supplement and Pricing Supplement, if any, shall not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                        ---------------------------------

                              AVAILABLE INFORMATION

         The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected, and copies may be obtained at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The
Corporation's Common Stock, $1-2/3 Par Value, is listed on the New York, Chicago, Pacific and Philadelphia Stock Exchanges. Reports, proxy statements and other information concerning the Corporation can also be inspected at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005, where the Corporation's Common Stock, $1-2/3 Par Value and Class H Common Stock, $.10 par value, are listed and at the offices of the following other stock exchanges where the Common Stock, $1-2/3 Par Value, is listed in the United States: the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94104, and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

         The Prospectus constitutes a part of a Registration Statement filed by the Corporation with the Commission under the Securities Act of 1933, as amended (the "Securities Act of 1933"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Corporation and the Offered Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and Reports on Form 8-K dated January 29, 1996, February 26, 1996, March 12, 1996, April 19, 1996, May 29, 1996 and June
7, 1996, filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act are incorporated by reference in this Prospectus.

         All documents filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THE CORPORATION WILL PROVIDE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. SUCH REQUEST SHOULD BE DIRECTED TO:

                  GENERAL MOTORS CORPORATION
                  3044 WEST GRAND BOULEVARD, ROOM 11-243
                  DETROIT, MICHIGAN  48202-3091
                  (TELEPHONE NUMBER:  (313) 556-2044)

                       -----------------------------------

                           GENERAL MOTORS CORPORATION

         While the major portion of General Motors' operations is derived from the automotive products industry segment, General Motors also has financing and insurance operations and produces products and provides services in other industry segments. The automotive products segment consists of the design, manufacture, assembly and sale of automobiles, trucks and related parts and accessories. General Motors financing and insurance operations assist in the merchandising of General Motors' products as well as other products. General Motors Acceptance Corporation ("GMAC") and its subsidiaries offer financial services and certain types of insurance to dealers and customers. In addition, GMAC and its subsidiaries are engaged in mortgage banking and investment services. General Motors' other products segment consists of military vehicles, radar and weapon control systems, guided missile systems and defense and commercial satellites; the design, installation and operation of business information and telecommunications systems; as well as the design, development and manufacture of locomotives. For additional information on General Motors, see the General Motors Annual Report on Form 10-K for the year ended December 31, 1995, as amended, which is incorporated herein by reference, and the other documents incorporated herein by reference.

         General Motors principal executive offices are located at 3044 West Grand Boulevard, Detroit, Michigan 48202-3091 (Telephone Number (313) 556-5000), and 767 Fifth Avenue, New York, New York 10153-0075 (Telephone Number (212) 418-6100).

                                 USE OF PROCEEDS

         Unless otherwise set forth in the applicable Prospectus Supplement, net proceeds from the sale of the Securities will be used for general Corporate purposes, including the repayment of existing indebtedness.

                       RATIOS OF EARNINGS TO FIXED CHARGES

         The following table sets forth the consolidated ratio of earnings from continuing operations to fixed charges for the Corporation for the periods indicated.

       Six Months
         Ended
        JUNE 30                       YEARS ENDED DECEMBER 31
     ------------         --------------------------------------------

     1996    1995         1995      1994      1993      1992      1991
     ----    ----         ----      ----      ----      ----      ----

     2.46    3.06         2.39      2.35      1.26       *          *

--------------

         *In the years 1992 and 1991, earnings from continuing operations were inadequate to cover fixed charges by $4,063.7 million and $6,285.3 million, respectively.

         For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of consolidated income (loss) before cumulative effect of accounting change plus income taxes (credit) and fixed charges included in net income (loss) after eliminating the amortization of capitalized interest and the undistributed (earnings) losses of associates; "fixed charges" consist of interest and related charges on debt, that portion of rentals deemed to be interest, and interest capitalized in the period.

                         DESCRIPTION OF DEBT SECURITIES

         The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities in respect of which this Prospectus is being delivered and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Debt Securities.

         The Debt Securities offered hereby are to be issued under an Indenture (the "Indenture"), dated as of December 7, 1995, between the Corporation and Citibank, N.A., as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Numerical references in parentheses below are to sections in the Indenture. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference. Capitalized terms used in this description but not defined herein have the meanings provided in the Indenture.

GENERAL

         The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Corporation.

         Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms of the Debt Securities (to the extent such terms are applicable to such Debt Securities):

     (i)    the designation of such Debt Securities;

     (ii) the authorized denominations and the aggregate principal amount of such Debt Securities;

     (iii) the percentage of their principal amount at which such Debt Securities will be issued;

     (iv) the date or dates on which such Debt Securities will mature (or the manner of determining the same);

     (v) the rate or rates per annum, if any, which may be fixed or variable, at which such Debt Securities will bear interest, if any, and, if the rate is variable, the manner of calculation thereof;

     (vi) the date or dates from which interest, if any, shall accrue or the method by which such date or dates shall be determined and the date or dates at which such interest, if any, will be payable and the record dates therefor;

     (vii) the period or periods within which, the terms and conditions upon which, such Debt Securities may be redeemed and the redemption price or prices;

     (viii) any mandatory or optional sinking fund or analogous provisions;

     (ix) the provisions, if any, for the defeasance of the Debt Securities;

     (x) the form (registered or bearer) in which Debt Securities may be issued, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Debt Securities in either form;

     (xi) whether and under what circumstances the Corporation will pay additional amounts (the "Additional Amounts") on Debt Securities held by a person who is not a United States person (as defined in the Prospectus Supplement) in respect of specified taxes, assessments or other governmental charges withheld or deducted, and if so, whether the Corporation has the option to redeem the affected Debt Securities rather than pay such Additional Amounts;

     (xii) the Specified Currency for which such Debt Securities may be purchased and the Specified Currency in which the principal of, and premium, if any, and interest, if any, on, such Debt Securities may be payable;

     (xiii) the exchanges, if any, on which such Debt Securities may be listed;

     (xiv) whether such Debt Securities are to be issued in book-entry form and, if so, the identify of the Depositary for such book-entry Securities;

     (xv) the place or places where the principal of, premium, if any, and interest, if any, on the Debt Securities will be payable; and

     (xvi) any other specific terms of the Debt Securities, including any additional covenants applicable to such Debt Securities and any terms which may be required or advisable under applicable laws or regulations. (Sections 2.04 and 4.02 of the Indenture.)

         The Securities will be unsecured and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Corporation (other than obligations preferred by mandatory provisions of law).

         Unless otherwise specified in a Prospectus Supplement, principal, premium, if any, interest, if any, and Additional Amounts, if any, will be payable, and, unless the Debt Securities are issued in book-entry form, the Debt Securities offered hereby will be transferable, at the office of the Trustee, 111 Wall Street, New York, New York 10043, provided that payment of interest may be made at the option of the Corporation by check mailed to the address of the person entitled thereto. Principal of and premium, if any, interest, if any, and Additional Amounts, if any, on Debt Securities in bearer form, and coupons appertaining thereto (the "Coupons"), if any, will be payable against surrender of such Debt Securities or Coupons, as the case may be, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Corporation may appoint from time to time at the places and subject to the restrictions set forth in the Indenture, the Debt Securities and the Prospectus Supplement. (Section 4.02 of the Indenture.) Debt Securities in bearer form and the Coupons, if any, appertaining thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of such Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05 of the Indenture.)

         Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States Federal income tax considerations will be set forth in the Prospectus Supplement relating thereto.

         As used herein, the term Debt Securities shall include Debt Securities denominated in United States dollars or, at the option of the Corporation if so specified in the applicable Prospectus Supplement, in any other freely transferable currency or units based on or relating to foreign currencies, including European Currency Units.

         If a Prospectus Supplement specifies that Debt Securities are denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denominations in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

         Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Special considerations applicable to the Debt Securities of any series, including any special United States Federal income tax consequences applicable to any discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at discount or to Debt Securities denominated or payable in foreign currencies or currency units, will be described in the Prospectus Supplement relating thereto.

         If a Prospectus Supplement specifies that the Debt Securities will have a redemption option, the "Option to Elect Repurchase" constitutes an issuer tender offer under the Exchange Act. The Corporation will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected, including making any required filings with the Commission and the furnishing of certain information to the holders of the Debt Securities.

BOOK-ENTRY SECURITIES - DELIVERY AND FORM

         Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued in the form of one or more fully registered global securities (collectively, the "Registered Global Debt Securities") which will be deposited with or on behalf of The Depository Trust Corporation ("DTC") or other depositary (DTC or such other depositary as is specified in the applicable Prospectus Supplement is herein referred to as the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. No single Registered Global Security shall exceed U.S.$200,000,000. Except as set forth below, the Registered Global Debt Securities may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

         DTC has advised the Corporation that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the agents and/or underwriters named in any Prospectus Supplement), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the Commission.

         Upon the issuance by the Corporation of Securities represented by a Registered Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the participants' accounts with, the respective principal amounts of the Securities represented by such Registered Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by the agents, underwriters or dealers participating in the distribution of such Securities, or the Corporation, if such Securities are offered and sold directly by the Corporation, as the case may be. Ownership of beneficial interests in a Registered Global Debt Security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in Securities represented by a Registered Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants in the Depositary), or by participants in the Depositary or persons that may hold interests through such participants (with respect to persons other than participants in the Depositary). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Registered Global Debt Security.

         So long as the Depositary for a Registered Global Debt Security, or its nominee, is the registered owner of the Registered Global Debt Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Securities represented by such Registered Global Debt Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Book-Entry Securities represented by a Registered Global Debt Security or Securities will not be entitled to have Book-Entry Securities represented by such Registered Global Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of Book-Entry Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

         Accordingly, each person owning a beneficial interest in a Registered Global Debt Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture or a Registered Global Debt Security. The Corporation understands that under existing policy of the Depositary and industry practices, in the event that the Corporation requests any action of holders or that an owner of a beneficial interest in such a Registered Global Debt Security desires to give any notice or take any action which a holder is entitled to give or take under the Indenture or a Registered Global Debt Security, the Depositary would authorize the participants holding the relevant beneficial interests to give such notice or take such action. Any beneficial owner that is not a participant must rely on the contractual arrangements it has directly, or indirectly through its financial intermediary, with a participant to give such notice or take such action.

         Payments of principal of, premium, if any, and interest, if any, on, the Securities represented by a Registered Global Debt Security registered in the name of the Depositary or its nominee will be made by the Corporation through the Trustee to the Depositary or its nominee, as the case may be, as the registered owner of a Registered Global Debt Security. None of the Corporation, the Trustee, any paying agent or any other agent of the Corporation will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Registered Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Corporation expects that the Depositary, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Registered Global Debt Security, will immediately credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Registered Global Debt Security as shown on the records of the Depositary. The Corporation also expects that payments by participants to owners of beneficial interests in a Registered Global Debt

Security will be governed by standing customer instructions and customary practices as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants.

         If the Depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Corporation within 90 days, the Corporation will issue Debt Securities in definitive form in exchange for all the Registered Global Debt Securities. In addition, the Corporation may at any time, and in its sole discretion, determine not to have the Debt Securities represented by the Registered Global Debt Securities and, in such event, will issue Debt Securities in definitive form in exchange for all the Registered Global Debt Securities. In either instance, an owner of a beneficial interest in Registered Global Debt Securities will be entitled to have Debt Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without Coupons; however, Medium-Term Notes issued pursuant to a Prospectus Supplement will be issued in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000 (or in such other denominations as shall be provided in an applicable Pricing Supplement) and will be issued in registered form only, without Coupons. No service charge will be made for any transfer or exchange of such Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05 of the Indenture.)

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Corporation believes to be reliable, but the Corporation takes no responsibility for the accuracy thereof.

         The Debt Securities of a series may also be issued in the form of one or more bearer global securities (a "Bearer Global Debt Security") that will be deposited with a common depositary for the Euroclear System and Cedel Bank, societe anonyme or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Debt Security will be described in the Prospectus Supplement relating to such series.

CERTAIN COVENANTS

DEFINITIONS  APPLICABLE  TO  COVENANTS.   The  following  definitions  shall  be
applicable to the covenants specified below:

                  (i) "Attributable Debt" means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by the chairman, president, any vice chairman, any vice president, the treasurer or any assistant treasurer of the Corporation), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term "net rental payments" means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, "net rental payments" shall include the then-current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

                  (ii) "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

                  (iii)  "Manufacturing  Subsidiary"  means any  Subsidiary  (A)
         substantially all the property of which is located within the continental United States of America, (B) which owns a Principal Domestic Manufacturing Property and (C) in which the Corporation's investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $2,500,000,000 as shown on the books of the Corporation as of the end of the fiscal year immediately preceding the date of determination; provided, however, that "Manufacturing Subsidiary" shall not include Hughes Electronics Corporation and its Subsidiaries, General Motors Acceptance Corporation and its Subsidiaries (or any corporate successor of any of them) or any other Subsidiary which is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to the Corporation or others or which is principally engaged in financing the Corporation's operations outside the continental United States of America.

                  (iv) "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

                  (v) "Principal Domestic Manufacturing Property" means any manufacturing plant or facility owned by the Corporation or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors, is of material importance to the total business conducted by the Corporation and its consolidated affiliates as an entity.

                  (vi) "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Corporation, or by one or more Subsidiaries, or by the Corporation and one or more Subsidiaries. (Section 4.08 of the Indenture.)

LIMITATION ON LIENS. For the benefit of the Debt Securities, the Corporation will not, nor will it permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Principal Domestic Manufacturing Property of the Corporation or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Principal Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the Debt Securities (together with, if the Corporation shall so determine, any other indebtedness of the Corporation or such Manufacturing Subsidiary ranking equally with the Debt Securities and then existing or thereafter created) shall be secured equally and ratably with such Debt, unless the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of the Corporation and its Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (vi) of the immediately following paragraph, does not at the time exceed 20% of the stockholders' equity of the Corporation and its consolidated subsidiaries, as determined in accordance with generally accepted accounting principles and shown on the audited consolidated balance sheet contained in the latest published annual report to the stockholders of the Corporation.

         The above restrictions shall not apply to Debt secured by:

                  (i) Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

                  (ii) Mortgages on property existing at the time of acquisition of such property by the Corporation or a Manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by the Corporation or a Manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to the Corporation or a Manufacturing Subsidiary of improvements to such acquired property;

                  (iii) Mortgages securing Debt of a Manufacturing Subsidiary owing to the Corporation or to another Subsidiary;

                  (iv) Mortgages on property of a corporation existing at the time such corporation is merged or consolidated with the Corporation or a Manufacturing Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Corporation or a Manufacturing Subsidiary;

                  (v)   Mortgages   on   property  of  the   Corporation   or  a
         Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or

                  (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (v); provided, however, that the principal amount of Debt secured thereby shall not exceed by more than 115% the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property). (Section 4.06 of the Indenture.)

LIMITATION ON SALE AND LEASE-BACK. For the benefit of the Debt Securities, the Corporation will not, nor will it permit any Manufacturing Subsidiary to, enter into any arrangement with any person providing for the leasing by the Corporation or any Manufacturing Subsidiary of any Principal Domestic Manufacturing Property owned by the Corporation or any Manufacturing Subsidiary on the date that the Debt Securities are originally issued (except for temporary leases for a term of not more than five years and except for leases between the Corporation and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), which property has been or is to be sold or transferred by the Corporation or such Manufacturing Subsidiary to such person, unless either:

                  (i) the Corporation or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the Debt Securities; provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (vi) of such covenant), or

                  (ii) the Corporation shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement

         (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective date of any such arrangement, of Debt of the Corporation or any Manufacturing Subsidiary (other than Debt owned by the Corporation or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt. (Section 4.07 of the Indenture.)

DEFEASANCE

         If the terms of a particular series of Debt Securities so provide, the Corporation may, at its option, (a) discharge its indebtedness and its obligations under the Indenture with respect to such series or (b) not comply with certain covenants contained in the Indenture with respect to such series, in each case by depositing funds or obligations issued or guaranteed by the United States of America with the Trustee. The Prospectus Supplement will more fully describe the provisions, if any, relating to such defeasance. (Section
12.02 of the Indenture.)

MODIFICATION OF THE INDENTURE

         The Indenture provides that the Corporation and the Trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities to (a) evidence the assumption by a successor corporation of the obligations of the Corporation, (b) add covenants for the protection of the holders of the Debt Securities, (c) add or change any of the provisions of the Indenture to permit or facilitate the issuance of Debt Securities of any series in bearer form, (d) cure any ambiguity or correct any inconsistency in such Indenture, (e) establish the form or terms of Debt Securities of any series as permitted by the terms of the Indenture and (f) evidence the acceptance of appointment by a successor trustee. (Section 10.01 of the Indenture.)

         The Indenture also contains provisions permitting the Corporation and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities issued thereunder, with the consent of the holders of not less than a majority in principal amount of the Debt Securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment (voting as one class), provided that no such modification shall (i) extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest or Additional Amounts thereon, or reduce the amount due and payable upon acceleration of the maturity thereof or the amount provable in bankruptcy, or make the principal of, or interest, premium or Additional Amounts on, any Debt Security payable in any coin or currency other than that provided in such Debt Security, (ii) impair the right to initiate suit for the enforcement of any such payment on or after the stated maturity thereof, or (iii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, or the percentage required for the consent of the holders to waive defaults, without the consent of the holder of each Debt Security so affected. (Section 10.02 of the Indenture.)

EVENTS OF DEFAULT

         An Event of Default with respect to any series of Debt Securities is defined in the Indenture as being: (a) default in payment of any principal or premium, if any, on such series; (b) default for 30 days in payment of any interest or Additional Amounts on such series; (c) default for 90 days after notice in performance of any other covenant applicable to the Debt Securities; or (d) certain events of bankruptcy, insolvency or reorganization. (Section 6.01 of the Indenture.)

         No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. In case an Event of Default under clause (a), (b) or (c) shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of each such series then outstanding may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of such series to be due and payable. In case an Event of Default under clause (d) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding (voting as one class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all outstanding Debt Securities to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (or of all the outstanding Debt Securities, as the case may be), except in a case of failure to pay principal or premium, if any, or interest or Additional Amounts in respect of such Debt Security for which payment had not been subsequently made. (Section 6.01 of the Indenture.) The Indenture provides that the Trustee may withhold notice to the securityholders of any default (except in payment of principal, premium, if any, or interest or Additional Amounts) if it considers it in the interests of the securityholders to do so.
(Section 6.07 of the Indenture.)

         Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02 of the Indenture.) Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in aggregate principal amount of the Debt Securities of all series affected (voting as one class) at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.
(Section 6.06 of the Indenture.)

CONCERNING THE TRUSTEE

         Citibank, N.A. is the Trustee under the Indenture. Citibank, N.A. acts as depositary for funds of, makes loans to, acts as trustee and performs certain other services for, the Corporation and certain of its subsidiaries and affiliates in the normal course of its business.

                          DESCRIPTION OF DEBT WARRANTS

GENERAL

         The Corporation may issue, together with Debt Securities or separately, Debt Warrants for the purchase of Debt Securities. If the Debt Warrants are issued together with any Debt Securities, they may be attached to or traded separately from such Debt Securities. The Debt Warrants are to be issued under one or more separate Warrant Agreements (each a "Debt Warrant Agreement") between the Corporation and a banking institution organized under the laws of the United States or one of the States thereof (each a "Warrant Agent").

         The following statements with respect to the Debt Warrants are summaries of the Debt Warrant Agreement, a form of which is filed as an exhibit to the Registration Statement. Such summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrants do not purport to be complete and such summaries are subject to the detailed provisions of the Debt Warrant Agreement to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Warrants. Wherever particular provisions of the Debt Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

         The Debt Warrants will be evidenced by Debt Warrant Certificates (the "Debt Warrant Certificates") and, except as otherwise specified in the Prospectus Supplement accompanying this Prospectus, may be traded separately from any Debt Securities with which they may be issued. Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a Debt Warrant does not have any of the rights of a holder of a Debt Security in respect of, and is not entitled to any payments on, any Debt Securities issuable (but not yet issued) upon exercise of the Debt Warrants. The Debt Warrants may be issued in one or more series, and reference is made to the Prospectus Supplement accompanying this Prospectus relating to the particular series of Debt Warrants offered thereby for the terms of, and other information with respect to, such Debt Warrants, including:

         (i)               the title and the aggregate number of Debt Warrants;

         (ii) the designation, aggregate principal amount, currency or currencies and terms of the Debt Securities that may be purchased upon exercise of the Debt Warrants;

         (iii) the price or prices at which such Debt Warrants are exercisable;

         (iv)              the  currency  or  currencies  in  which  such   Debt
                           Warrants are exercisable;

         (v) the places at which such Debt Warrants are exercisable and the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire (the "Debt

                           Warrant Expiration Date") or, if the Debt Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable (each, a "Debt Warrant Exercise Date", which term shall also mean, with respect to Debt Warrants continuously exercisable for a period of time, every date during such period);

         (vi)              the   terms of  any  mandatory   or   optional   call
                           provisions;

         (vii) the price or prices, if any, at which the Debt Warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

         (viii)            the identity of the Debt Warrant Agent;

         (ix) the exchanges, if any, on which such Debt Warrants may be listed;

         (x)               whether   such   Debt   Warrants   shall be issued in
                           book-entry form;

         (xi) if applicable, the designation and terms of the Debt Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each of such Debt Securities;

         (xii) if applicable, the date on and after which the Debt Warrants and the related Debt Securities will be separately transferable;

         (xiii)            whether  the Debt  Warrant   Certificates  will be in
                           registered  form or bearer form or both;

         (xiv)             any   applicable  United  States  Federal  income tax
                           consequences;

         (xv)              the price at which the Debt Warrants will be issued;
                           and

         (xvi)             any other terms of the Debt Warrants.

EXERCISE OF DEBT WARRANTS

         Debt Warrants in registered form may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the Debt Warrant, and by communicating to the Warrant Agent the identity of the Debt Warrantholder and the number of Debt Warrants to be exercised. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable Debt Securities, the form of which shall be set forth in the Prospectus Supplement. If less than all of the Debt Warrants evidenced by a Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amounts of Debt Warrants. A more complete summary for the exercise of

Debt Warrants in registered form and for exercises of Debt Warrants in bearer form is contained in the Prospectus Supplement accompanying this Prospectus.

                              PLAN OF DISTRIBUTION

         The Corporation may sell the Securities being offered hereby in any of four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, and (iv) through dealers.

         Offers to purchase Securities may be solicited directly by the Corporation or by agents designated by the Corporation from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Corporation to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements which may be entered into with the Corporation to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for, the Corporation and its subsidiaries in the ordinary course of business.

         If an underwriter or underwriters are utilized in the sale, the Corporation will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act of 1933.

         Among others, one or more of the following firms may act as managing underwriter(s) with respect to the offering of the Securities: Bear, Stearns & Co. Inc., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc.

         If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Corporation will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act of 1933.

         If so indicated in the applicable Prospectus Supplement, the Corporation will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Corporation at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Corporation otherwise agrees the aggregate principal amount of

Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be subject to the approval of the Corporation. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Corporation.

         The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                               -------------------

         Dennis Weatherstone, a director of J. P. Morgan & Co. Incorporated, of which J. P. Morgan Securities Inc. is an indirect wholly-owned subsidiary, is a director of the Corporation. In the ordinary course of their respective businesses, affiliates of the Agents have engaged, and will in the future engage in commercial banking and investment banking transactions with General Motors and certain of its affiliates.

                                     EXPERTS

         The  consolidated  financial  statements  and the  financial  statement schedule included in the Corporation's 1995 Annual Report on Form 10-K, as amended, incorporated by reference herein, have been audited by Deloitte & Touche LLP (as to financial statements and the financial statement schedule of General Motors and as to financial statements of Hughes Electronics Corporation) and KPMG Peat Marwick LLP (as to financial statements of Electronic Data Systems Corporation), independent auditors, as stated in their respective reports appearing therein, and have been so incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL OPINIONS

         Unless otherwise indicated in the Prospectus Supplement relating to the Securities, the legality of the Securities will be passed upon for the Corporation by Martin I. Darvick, Attorney, Legal Staff, of the Corporation. Mr. Darvick owns shares, and has options to purchase shares, of the Corporation's Common Stock, $1-2/3 Par Value.

         Unless otherwise indicated in the Prospectus Supplement relating to the Securities, certain legal matters relating to the Securities will be passed upon for the Underwriters by Davis Polk & Wardwell. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of the Corporation and has acted as counsel for the Corporation and its subsidiaries in various matters.

                             ---------------------







                                     GM LOGO